LM Funding America, Inc.’s Bitcoin Holdings Valued at $15.0 Million in Monthly Update

Gain on Fair Value of Mined Bitcoin of approximately $4.0 Million in Q4 2024

TAMPA, FL, January 16, 2025 - LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended December 31, 2024.

Metrics *	One Month December 31, 2023	One Month October 31, 2024	One Month November 30, 2024	One Month December 31, 2024

Bitcoin Mined, net	37.3	7.3	7.4	7.0
Bitcoin Sold	(18.0)	(9.0)	(5.7)	(4.0)
Bitcoin Purchased	-	-	-	5.0
Service Fee (rounding)	-	-	-	-
Bitcoin Holdings at Month End	95.2	140.5	142.2	150.2

Approximate Miners Deployed at Month End	5,950	3,700	3,700	3,700
Approximate Miners In-Storage at Month End		2,180	2,180	2,180
Approximate Potential Hash Rate at Month End (PH/s)	615	639	639	639

*Unaudited

Bruce Rodgers, Chairman and CEO of LM Funding remarked, “We are pleased with the continued progress and performance of our Bitcoin mining operations. As of December 31, 2024, we held

150.2 Bitcoin. In Q4 2024, we anticipate recognizing a Gain on Fair Value of Mined Bitcoin of approximately $4.0 million on our Bitcoin holdings. This result further strengthens our confidence in our strategy and reinforces our belief in Bitcoin's substantial growth potential as we enter 2025.”

The Company estimates that the value of its 150.2 Bitcoin holdings on December 31, 2024, was approximately $15.0 million, based on an estimated January 15, 2025, BTC price of $100,000.

LM Funding's commitment to enhancing operational efficiency while strategically managing its Bitcoin assets allows it to focus on both mining productivity and asset retention. This strategy allows the Company to position itself for sustained growth and resilience in the competitive cryptocurrency market.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a cryptocurrency mining and specialty finance company. It operates through two segments, Specialty Finance and Mining Operations. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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